EXHIBIT 10.5

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
BY AND BETWEEN
NAPA SKILLED NURSING CENTER, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY
AS “EXISTING OWNER”,
NAZARETH CLASSIC CARE OF NAPA, INC., A CALIFORNIA S CORPORATION
AS “EXISTING OPERATOR”,
AND TOGETHER WITH EXISTING OWNER, COLLECTIVELY, “SELLER”
AND
COLONIAL OAKS SENIOR LIVING HOLDCO, LLC, A DELAWARE LIMITED LIABILITY COMPANY
AS “BUYER”
DATED AS OF MARCH 6, 2017

i

	9.1	Conditions Precedent	31
	9.2	Employees	34

10.	Damage or Destruction		36

11.	Eminent Domain		37

12.	Notices		37

13.	Remedies		38
	13.1	Seller Default	38
	13.2	Buyer Default	40
	13.3	Default under Other Property Purchase Agreements	41
	13.4	Indemnity; Seller Retained Liabilities	41

14.	Assignment		42

15.	Interpretation and Applicable Law		43

16.	Amendment		43

17.	Attorneys’ Fees		43

18.	Entire Agreement; Survival		43

19.	Counterparts		43

20.	Time Is of the Essence; Calculation of Time Periods		43

21.	Real Estate Commission		43

22.	Severability		44

23.	Further Assurances		44

24.	Exclusivity		44

25.	No Option; Binding Effect		44

26.	Publicity and Confidentiality		44

27.	No Waiver		45

28.	Joint and Several Liability		45

29.	Portfolio Transaction		45

30.	1031 Exchange		45

31.	Confidentiality	46

32.	Intentionally Omitted	46

33.	REIT Audit	46

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Deed
Exhibit C	Bill of Sale, Assignment and Assumption Agreement
Exhibit D	Intentionally Omitted
Exhibit E	Non-Compete Agreement
Exhibit F	Due Diligence Items
Exhibit G	Employee Data File Information
Exhibit H	Purchase Agreement Guaranty
Exhibit I	Interim Lease
Exhibit J	Interim Management Agreement
Exhibit K	Holdback Escrow Agreement

SCHEDULES

Schedule 1	Number of Units and Unit Types
Schedule 1(d)	Vehicles
Schedule 1.4	Excluded Personal Property
Schedule 1.5-1	Non-Residency Leases
Schedule 1.5-2	Security Deposits
Schedule 4.1	Rent Roll
Schedule 5.2.2	Service Contracts
Schedule 7.1.6	Disclosure Schedule
Schedule 7.1.26	Current Licenses
Schedule 7.1.28	Third Party Payor Programs
Schedule 9.2.2	Accrued Employee Benefits
Schedule 9.2.5	Seller Employee Benefit Plans

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of March 6, 2017 (the “Effective Date”), by and between (i) NAPA SKILLED NURSING CENTER, LLC, a California limited liability company (“Existing Owner”) and NAZARETH CLASSIC CARE OF NAPA, INC., a California S corporation (“Existing Operator”, and together with Existing Owner, individually and collectively, “Seller”) and (ii) COLONIAL OAKS SENIOR LIVING HOLDCO, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes each individually referred to as a “Party” and collectively as the “Parties.”
IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Purchase and Sale. Each Seller, as applicable, hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from each Seller, subject to the terms and conditions of this Agreement, the following (collectively, the “Property”):
(a)    all of the fee simple interest in, to and under that certain real property known as Nazareth Classic Care Napa located in Napa, California and which is more particularly described on Exhibit A hereto (collectively, the “Land”);
(b)    all of Seller’s right, title and interest in, to and under all privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances in, on and under the Land, all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and all easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);
(c)    all improvements and fixtures located on the Land, including, without limitation, that certain residential care facility for the elderly and/or skilled nursing facility, as applicable, community (the “Community”) licensed by the California Department of Social Services (“DSS”), and all other structures located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Community or the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land (collectively, the “Improvements”, and together with the Land, and the Appurtenances, the “Real Property”);
(d)    all of Existing Owner’s or Existing Operator’s and/or their respective affiliates’ right, title and interest in and to all tangible personal property now or hereafter located on or in, stored for future use with, or used in connection with, the Real Property, including without limitation, the vehicles listed on Schedule 1(d), and excluding the Excluded Personal Property (the “Personal Property”); for purposes herein, “Excluded Personal Property” shall mean (1) all tangible personal property owned or leased by the Residents and Tenants (each as defined below) or other occupants of the Property, and (2) those items set forth on Schedule 1.4 attached hereto;
(e)    all of Existing Owner or Existing Operator’s right, title and interest in, to and under any agreement (including any residence and care agreement, skilled nursing facility admission agreement, or lease) between a Resident of the Community, on the one hand, and Existing Owner or Existing Operator’s, on the other hand (collectively, the “Residency Agreements”), and any real property leases relating to any premises located at the Community other than the Residency Agreements, as set forth on the attached Schedule 1.5-1 (collectively, the “Non-Residency Leases”), including any right, title and interest of Existing Owner or Existing Operator’s in and to any subleases with respect thereto, and including all amendments, addendums or modifications thereto or supplements thereof, covering all or any portion of the Community (such Residency Agreements and Non-Residency Leases being referred to, collectively, as the “Leases”, and all persons or entities occupying the Real Property or any part thereof pursuant to Residency Agreements, the “Residents” and all persons or entities occupying the Real Property or any part thereof pursuant to the Non-Residency Leases, the “Tenants”), together with all deposits held in connection with the Leases including, without limitation, all unapplied security deposits, prepaid rent, community fees and reimbursements, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Leases, as set forth on the attached Schedule 1.5-2 (“Security Deposits”);
(f)    to the extent assignable, all right, title and interest in, to and under all intangible property now or hereafter owned by Existing Owner or Existing Operator and used in the ownership, use, operation, occupancy, maintenance or development of the Real Property and Personal Property, including without limitation all (a) licenses, permits, certificates, entitlements, approvals, authorizations and other entitlements issued (the “Permits”); (b) reports, test results, environmental assessments, surveys, plans, specifications (the “Plans”); (c) warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers (“Warranties”); (d) trade names, trademarks, service marks, building and property names and building signs, including without limitation, the name “Nazareth Classic Care Napa” (the “Tradenames”) used in connection with the Community; (e) telephone numbers, domain names, e-mail addresses and other means of contact utilized in connection with the Real Property; and (f) other intangible property related to the Real Property, excluding only intangible property owned or leased by the Residents, Tenants or other occupants of the Property (collectively, the “Intangible Property”); and
(g)    to the extent approved by Buyer as set forth herein, all of Existing Owner and Existing Operator’s right, title and interest in, to and under the “Assigned Contracts” (as defined below).
2.    Purchase Price. The total Purchase Price for the Property shall be Six Million Three Hundred Thousand and No/100 Dollars ($6,300,000.00) (“Purchase Price”), as adjusted by the prorations and adjustments provided elsewhere in this Agreement and the Purchase Price shall be payable as follows:
2.1    Deposit. Within one (1) business day following the mutual execution and exchange of this Agreement, Buyer shall deposit into Escrow (as defined below) the amount of

Seven Thousand One Hundred Forty Three and No/100 Dollars ($7,143.00) (the “Initial Deposit”), in the form of a wire transfer payable to Chicago Title Insurance Company (“Escrow Holder”). Unless this Agreement shall have been terminated pursuant to the provisions hereof prior thereto, no later than three (3) business days after the expiration of the “Due Diligence Period” (as hereinafter defined), Buyer shall deposit with Escrow Holder additional cash or other immediately available funds in the amount of One Hundred Thousand and No/100 Dollars ($100,000) (the “Additional Deposit”, and together with the Initial Deposit and all interest accrued thereon, the “Deposit”). Escrow Holder shall deposit the Deposit in a non-commingled trust account and shall invest the Deposit in an insured, interest bearing money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as directed by Buyer and reasonably acceptable to Existing Owner and interest thereon shall be credited to Buyer’s account and deemed to be part of the Deposit. In the event of the consummation of the purchase and sale of the Property as contemplated hereunder, the Deposit shall be paid to Existing Owner and credited against the Purchase Price on the Closing Date. In the event the sale of the Property is not consummated because of (a) a Seller default, (b) the termination of this Agreement by Buyer in accordance with any right to so terminate provided herein, (c) the failure of any of Buyer’s Closing Conditions (as defined below) to occur or (d) any other reason other than a default by Buyer, then the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either Party hereto. The sole remedy for a failure by Buyer to make the Initial Deposit or the Additional Deposit as and when required hereunder shall be for Seller to terminate this Agreement. All references in this Agreement to a “return of the Deposit” shall also be deemed to include a return of the “Deposit” under the “Other Property Purchase Agreements” (as defined herein).
2.2    Closing Payment. On or before the Closing Date, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price (the “Closing Payment”), as adjusted by (a) the prorations and adjustments provided for in this Agreement and (b) the Deposit made by Buyer to Existing Owner, which is to be credited against the Purchase Price, in immediately available funds by wire transfer made payable to Escrow Holder.
2.3    Independent Contract Consideration. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Escrow Holder for delivery to Existing Owner as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Existing Owner, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.
2.4    Holdback Escrow. Upon Closing, a portion of the Closing Payment in the amount equal to the “Post-Closing Escrow Funds” (as defined herein) shall be held in an escrow (the “Holdback Escrow”) by Escrow Holder pursuant to and in accordance with the terms of a Holdback Escrow Agreement by and among Buyer (or its assignee(s)), Existing Owner, the Other Existing Owners (as defined herein) and Escrow Holder in the form attached hereto as Exhibit K (the “Holdback Escrow Agreement”).

3.    Title to Property.

3.1    Title Insurance. At the Closing, Existing Owner shall convey to Buyer fee simple title to the Real Property by duly executed and acknowledged Deed (as defined in Section 6.3.1 below). A condition to Buyer’s obligations under this Agreement is the issuance by Chicago Title Insurance Company whose address is 712 Main Street Suite 2000E, Houston, TX 77002-3218 (the “Title Company”) to Buyer of a 2006 ALTA Extended Coverage Existing Owner’s Policy of Title Insurance (with the general exceptions deleted) insuring fee simple title to the Real Property in Buyer with liability in the amount of the Purchase Price subject only to such exceptions as Buyer shall have approved pursuant to Section 3.2 below (the “Permitted Exceptions”), and without survey exceptions (the “Title Policy”); provided, however, Buyer agrees to accept the Title Policy without creditor’s rights coverage. The Title Policy shall provide full coverage against all labor, mechanics’ and materialmen’s liens, and contain such endorsements as Buyer may reasonably require, including any endorsements required as a condition to Buyer’s approval of any title exceptions pursuant to Section 3.2 below (the “Endorsements”). Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given or deemed given by Buyer hereunder, Existing Owner covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title on or prior to the Closing Date all labor, materialmen’s and mechanics’ liens, mortgages, deeds of trust and other monetary encumbrances, assessments and/or indebtedness, except for real estate taxes not yet due or payable (the “Pre-Disapproved Exceptions”).
3.2    Procedure for Approval of Title. Buyer shall, no later than five (5) days following the Effective Date (the “Title Delivery Date”), (i) order a title insurance commitment for Property (the “Commitment”), together with legible copies of all items identified as exceptions therein (collectively, the “Title Documents”) and (ii) initiate the process to obtain a current as-built survey for the Property (the “New Survey”), it being understood that the surveyor may not be able to commence preparation of the New Survey until it has obtained the Title Documents. Within two (2) days following the Effective Date, Seller shall furnish Buyer with a copy of the most recent survey of the Community in Seller’s possession, if any (the “Prior Survey”, and collectively with the Prior Survey, the “Survey”) of any or all of the Land and the Improvements by a registered land surveyor. Buyer shall pay all costs and expenses incurred in obtaining a New Survey. Buyer shall have fifteen (15) business days following the date that Buyer has received all of the Title Documents and the Surveys for the Property and the “Other Properties” (as defined below) to review and approve, in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the Survey reflect or disclose any defect, exception or other matter that is unacceptable to Buyer (each, a “Title Defect”, and collectively, the “Title Defects”), then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, that if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title, then Buyer shall be deemed to have objected to all exceptions to title or other conditions or matters which are described in the Title Documents or shown on the Survey. Seller may, at its sole option, elect, by written notice given to Buyer within five (5) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove, or agree to cure and remove by Closing, the Title Defects; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove the Pre-Disapproved Exceptions, and (iii) remove any Title Defect that attaches to the Property subsequent to the effective date of the Commitment. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event Seller fails to cure or remove any objection which Seller agrees or is required to cure, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any Title Defects that Seller has not elected to cure and close this transaction as otherwise contemplated herein. In the event Seller determines that it is unable to cure or remove any objection which Seller agrees or is required to cure, Seller shall provide written notice to Buyer within two (2) business days of Seller’s determination that it is unable to cure or remove such objection. The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of Seller’s Notice Period waiving any Title Defects Seller has not elected to cure shall be deemed an election by Buyer to object to all Title Defects that Seller has not agreed to release or cure, terminate this Agreement and obtain a refund of the Deposit. If at any time prior to the Closing Date, Buyer receives a new, updated or supplemental Commitment or Survey for the Property and such new, updated or supplemental Commitment or Survey discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within five (5) business days after receiving such new, updated or supplemental Commitment or Survey, as the case may be, deliver to Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto. If any of the time periods set forth in this Section 3.2 extend beyond the expiration of the Due Diligence Period, Buyer shall nevertheless be afforded any rights (including termination of this Agreement and return of the Deposit) on the terms set forth in this Section.
4.    Due Diligence Items.
4.1    Due Diligence Items. Promptly after Buyer deposits the Initial Deposit with Escrow Holder (the “Delivery Date”), Seller shall provide Buyer, its agents or representatives and its prospective capital partners (provided that Buyer agrees to enter into a nondisclosure agreement with such prospective capital partner reasonably determined by Buyer to be customary for disclosure of information and materials of this nature) with access to an online data room containing the materials listed on Exhibit F for the Property (as more fully described on Exhibit F, collectively the “Due Diligence Items”). The Due Diligence Items include, without limitation, the rent rolls attached hereto as Schedule 4.1 (the “Rent Roll”), a detailed delinquency report (“Delinquency Report”), existing licenses and permits issued by any Governmental Authority (as defined below) which are held by either Seller or by any affiliate of either Seller for the benefit of Seller with respect to the Community, collectively, the “Licenses”), licensing reports, complaint letters, appeals of licensing reports, letters of correction of deficiencies, assessment of civil penalties, notices of informal conferences, notices of noncompliance conferences, copies of any pending appeals filed by either Seller in response to any DSS licensing/survey reports, any Notices of Informal Conference or Notices of Noncompliance Conference issued by DSS, and DSS Accusations. In addition, and as part of the “Due Diligence Items”, and in response to Buyer’s request which shall be deemed to have been made on the date hereof, on or before the end of the Due Diligence Period, Seller will deliver to Buyer an electronic demographics file including the information and data described on Exhibit G (the “Employee Data File”). In addition, Seller agrees that, to the extent additional Due Diligence Items are discovered by, or otherwise become available to, either Seller (or either

Seller becomes aware of any changes to the Due Diligence Items previously provided to Buyer) or Buyer requests any additional Due Diligence Items, such Seller shall promptly deliver or otherwise make such Due Diligence Items available to Buyer its agents or representatives and its prospective capital partners.
5.    Inspections.
5.1    Procedure; Indemnity. Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Property at any time during the period beginning on the Effective Date and expiring on the later of (i) the date sixty (60) days after the Effective Date or (ii) the expiration of the Title Review Period (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered by the Delivery Date or if the Title Documents and Survey are not delivered by the Title Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the original Due Diligence Period, extend the Due Diligence Period for a period equal to the associated delay in delivery of such materials beyond the applicable Delivery Date. Buyer and its duly authorized agents or representatives shall be permitted to enter the Property at all reasonable times during the Due Diligence Period upon at least forty eight (48) hours advance notice to Seller in order to conduct Resident/Tenant interviews (Resident/Tenant interviews will be conducted after notice to Seller), engineering studies, soil tests or other environmental studies and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Prior to any entry by Buyer onto the Property for the purposes of such Inspections, Buyer shall provide to Seller evidence that Buyer or its consultants (as applicable) have in force liability and worker’s compensation insurance. At Seller’s election, Seller may have a representative present during any such inspection. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by Seller as a result of any Inspections performed by Buyer, except for any Claims against Seller based upon any pre-existing conditions merely discovered by Buyer or any obligations and liabilities of Seller. Buyer’s reports, draft reports and evaluations with respect to the Property, including documents prepared in connection with the Inspections, are referred to herein as the “Reports”. If Buyer does not elect to proceed with the transaction and terminates or is deemed to terminate this Agreement pursuant to Section 5.2.1, and such termination is based upon any matter disclosed in the Reports, Buyer shall disclose to Seller the details of such matter such that Seller may order its own reports with respect to the Property.
5.2    Approval.
5.2.1    Buyer shall have until the conclusion of the Due Diligence Period to approve or disapprove of the Inspections, Due Diligence Items, and the economic feasibility of the Property, it being acknowledged that Buyer shall be permitted, prior to the expiration of the Due Diligence Period, to terminate this Agreement for any reason or no reason. Buyer shall endeavor, prior to the expiration of the Due Diligence Period, to notify Seller in writing of its intention to proceed (and waive its termination right relating to due diligence approval) or terminate this Agreement and have the Deposit returned, provided, however, that if Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving Buyer’s due diligence in Buyer’s sole and absolute discretion, this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Property, Seller shall not be obligated to sell the Property to Buyer, and the Parties shall be relieved of any further obligation to each other with respect to the Property. Upon termination, Escrow Holder shall, without any further action required from any Party, return all documents and funds, including the Deposit, to the Party who deposited same and no further duties shall be required of Escrow Holder.
5.2.2    On or before the Closing Date (the “Contract Notice Date”), Buyer may deliver a written notice to Seller (the “Contracts Notice”) identifying those service contracts, vending machine, telecommunications and other facilities leases, utility contracts, maintenance contracts, management contracts, leasing contracts, equipment leases, brokerage and leasing commission agreements and other agreements or rights related to the construction, ownership, use, operation, occupancy, maintenance, repair or development of the Property (collectively, the “Service Contracts”) listed on Schedule 5.2.2 that Seller shall assign to Buyer and that Buyer shall assume as of the Closing Date (such designated Service Contracts shall be collectively referred to herein as the “Assigned Contracts”). All Assigned Contracts shall be listed on a Schedule to the “Assignment Agreement” (as hereinafter defined). All Service Contracts that are not Assigned Contracts (the “Terminated Contracts”) shall be terminated at Closing by the applicable Seller whereupon the Terminated Contracts shall not be assigned to, or assumed by, Buyer. To the extent that any Terminated Contracts require payment of a penalty or premium for cancellation, the applicable Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Contracts Notice on or before the expiration Contract Notice Date, all Service Contracts shall be Terminated Contracts.
6.    Escrow.
6.1    Opening of Escrow. The sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall constitute the joint escrow instructions between the Parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days after receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.
6.2    Closing Date. The consummation of the purchase and sale of the Property (the “Closing”) shall occur (A) if the Preliminary Targeted Closing Date is on or after the fifteenth (15th) day of a month, on the first business day of the month following the Preliminary Targeted Closing Date (as defined herein), (B) if the Preliminary Targeted Closing Date is before the fifteenth (15th) day of a month, on the first business day of the month following the Preliminary Targeted Closing Date, provided that the parties agree to reasonably cooperate to Close on such earlier date that is otherwise agreed to by the parties or (C) such earlier date as is requested by Buyer. “Preliminary Targeted Closing Date” shall mean the first business day of a month following the date that is the later of (i) the tenth (10th) business day following thirty (30) days after the expiration of the Due Diligence Period (it being acknowledged that Buyer may use such ten (10 business day period to conduct its on-site “onboarding” meeting with employees), (ii) thirty (30) days after the delivery of the Resident Notice, or (B) such earlier date as is requested by Buyer. Notwithstanding the foregoing, so long as each Party is using commercially reasonable efforts to procure all governmental approvals required to implement the Interim Structure (as hereinafter defined), either of Buyer and Seller shall have the right to extend the “Closing Date” (as hereinafter defined) until the date five (5) business days after (i) the date that the Parties have procured all such necessary Interim Structure approvals and the Closing can occur in accordance with applicable law. In addition, so long as Buyer is using commercially reasonable efforts to obtain the Financing (as defined herein), Buyer shall have the right to extend the Closing Date for a period of up to an additional sixty (60) days to provide Buyer additional time to obtain the Financing. The date upon which the Closing shall actually occur is referred to as the “Closing Date”. For all purposes under this Agreement, the Closing shall be deemed to have occurred at 12:00:01 a.m. local time (i.e., in the time zone where the Property is located) on the Closing Date. For purposes of this Agreement, “Interim Structure” shall mean (i) the lease-back of the Property by Existing Operator from Buyer (which lease-back may be in the form of a sublease), and (ii) the retention by Existing Operator of Buyer or Buyer’s designated representative to manage the Property, with such manager to be responsible under its management agreement to pay all of the expenses of operation, and to receive for its services any income from the Property in excess of such expenses. The Parties shall execute such documents at Closing as may be required to implement this structure, substantially in the forms attached to this Agreement as Exhibit I and Exhibit J (collectively, the “Interim Structure Documents”), provided, however, that such agreements shall be permitted by the DSS.
6.3    Seller Deliveries. No later than one (1) business day prior to the Closing Date (or such earlier date as is specified in any subsection below), the applicable Seller shall deliver to Escrow Holder the following (and subject to Buyer’s right to direct Seller to assign all or any portion of this Agreement and/or convey all or any portion of the Property (as permitted under Section 14 of this Agreement):
6.3.1    Deed. One (1) original Grant Deed in the form attached hereto as Exhibit B (the “Deed”), duly executed and acknowledged by Existing Owner and in proper form for recording, conveying fee title to the Property to Buyer;
6.3.2    Assignment Agreement. Two (2) originals of one or more Assignment and Assumption Agreement in the form attached hereto as Exhibit C (each, an “Assignment Agreement”), duly executed by the applicable Seller;
6.3.3    Transferor’s Certification of Non-Foreign Status. One (1) original certification by Existing Owner as to its non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder (“Internal Revenue Code”), and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (“FIRPTA”);

6.3.4    California Franchise Tax Board Form 593-C. One (1) original California Franchise Tax Board Form 593-C completed by Existing Owner to indicate that no withholding is required,
6.3.5    Purchase Agreement Guaranty. Two (2) originals of a Purchase Agreement Guaranty in the form attached hereto as Exhibit H (the “Purchase Agreement Guaranty”), duly executed by Mounir Kardosh, an individual (“Guarantor”);
6.3.6    Holdback Escrow Agreement. One (1) original of the Holdback Escrow Agreement, duly executed by Seller, the Other Existing Owners and the Other Existing Operators.
6.3.7    Residents/Tenant Notice. One (1) original letter, in a form approved by Buyer, duly executed by Existing Operator (and, to the extent requested by Buyer, either counter-signed by Buyer or attaching an additional letter from Buyer), advising the Residents and Tenants of the change in ownership of the Property (provided that the Parties agree that this notice shall be sent out at such earlier date as is required by applicable law, to the extent required);
6.3.8    Assigned Contract Notice. One (1) original letter, in a form approved by Buyer, duly executed by the applicable Seller (and, to the extent requested by Buyer, either counter-signed by Buyer or attaching an additional letter from Buyer), advising the counterparty to each Assigned Contract of the change in ownership of the Property and an address to send future correspondence and invoices;
6.3.9    Rent Roll; Delinquency Report. At least three (3) business days prior to Closing, one (1) original updated Rent Roll and updated Delinquency Report, certified by Existing Operator as being true and accurate as of the Closing Date;
6.3.10    Title Documents. Such other documents and instruments, executed and properly acknowledged by the applicable Seller, if applicable, as Title Company may require from either Seller in order to issue the Title Policy;
6.3.11    Interim Structure Documents. Such documents, executed and properly acknowledged by the applicable Seller, if applicable, as may be necessary to implement the Interim Structure;
6.3.12    Non-Compete Agreement. Two (2) originals of a Non-Competition Agreement in the form attached hereto as Exhibit E (the “Non-Compete Agreement”), duly executed by each Seller and the principals thereof;
6.3.13    Closing Statement. A customary Closing Statement prepared by Escrow Holder and approved by Seller showing the payment of the Closing Payment by Buyer and the balance payable to Existing Owner on behalf of Seller;
6.3.14    Evidence of Terminated Contracts. Evidence of the termination of any Terminated Contracts and payment of any related cancellation fees or penalties;

6.3.15    Authority Documents. Such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to each Seller and its partners as shall be reasonably required by Buyer; and
6.3.16    Other Documents. Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller.
6.4    Buyer Deliveries. On or prior to the Closing Date, Buyer shall, or if applicable shall cause Buyer’s operator assignee to, deliver to Escrow Holder the following:
6.4.1    Purchase Price. The Closing Payment;
6.4.2    Assignment Agreement. Two (2) originals of the Assignment Agreement, duly executed by Buyer;
6.4.3    Title Documents. On or before the Closing Date, such other documents as the Title Company may require from Buyer in order to issue the Title Policy;
6.4.4    Holdback Escrow Agreement. One (1) original of the Holdback Escrow Agreement, duly executed by Buyer.
6.4.5    Interim Structure Documents. Such documents, executed and properly acknowledged by Buyer, if applicable, as may be necessary to implement the Interim Structure;
6.4.6    Closing Statement. A customary Closing Statement prepared by Escrow Holder and approved by Buyer showing the payment of the Closing Payment by Buyer and the balance payable to Seller; and
6.4.7    Other Documents. Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.
6.5    Post-Closing Deliverables. On or before the Closing Date, the applicable Seller shall deliver to Buyer the following:
6.5.1    Keys. All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in either Seller’s possession;
6.5.2    Contracts. The original Leases, Assigned Contracts, Permits, Plans and Warranties; and
6.5.3    Records. All records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all Resident and

Tenant files (including correspondence), employee files, property tax bills, all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Residents and Tenants of the Property, and all warranties and any construction documents, including plans and specifications.
6.6    Seller’s Costs. Seller shall pay the following:
6.6.1    One-half (½) of Escrow Holder’s fee, costs and expenses;
6.6.2    All realty transfer, recordation and documentary fees and taxes imposed on the Deed, the conveyance of the Property or the transaction contemplated by this Agreement (including any sales or other tax related to the transfer of the Personal Property);
6.6.3    The CLTA portion of the premium costs and expenses of the Title Policy for the Property (including all costs related to title searches, examinations and issuance of the Commitment);
6.6.4    All costs incurred in connection with the prepayment, satisfaction or reconveyance of any loan encumbering the Property or any portion thereof, including, without limitation, all prepayment, reconveyance and recording fees, penalties or charges, and any legal fees associated therewith, and any other document(s) required by the Title Company in order to release Title Defects or New Title Defects;
6.6.5    All costs associated with the cure of any Title Defect and/or New Title Defect identified in Section 3.2 above that either Seller has agreed to remove (collectively, “Curative Endorsements”);
6.6.6    All real estate commissions due in connection with this transaction pursuant to Section 22 below;
6.6.7    Seller’s attorneys’ fees; and
6.6.8    All other costs customarily borne by sellers of real property in the County where the Property is located.
The provisions of this Section 6.6 shall survive the termination of this Agreement.
6.7    Buyer’s Costs. Buyer shall pay the following:
6.7.1    One-half (½) of Escrow Holder’s fees, costs and expenses;
6.7.2    Any additional premium necessary to obtain the Title Policy in ALTA extended form and the cost of any Endorsements (other than the Curative Endorsements) as well as the cost of the New Survey;
6.7.3    Buyer attorneys’ fees; and

6.7.4    All other costs customarily borne by buyers of real property in the County where the Property is located.
The provisions of this Section 6.7 shall survive the termination of this Agreement.
6.8    Prorations.
6.8.1    Items to Be Prorated. Subject to the immediately following paragraph, the items set forth in this Section 6.8.1 shall be prorated between Seller and Buyer as of 11:59:59 pm on the day prior to the Closing Date with (i) Buyer being deemed the owner of the Property as of the Closing Date and with Buyer receiving credit for or charged with the entire day of the Closing and (ii) Seller being deemed the owner of the Property on the entire day prior to the Closing Date and with the applicable Seller receiving credit for or charged with the entire day prior to the Closing. Except as hereinafter expressly provided, all prorations shall be done on the basis of the actual number of days in the year in which Closing occurs for the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.
(a)    Taxes and Assessments. Seller shall pay, on or prior to Closing, any and all delinquent real estate and personal property taxes and assessments with respect to the Property. General real estate and personal property taxes and assessments that are due or accrue during the year in which the Closing occurs shall be prorated as of the Closing Date; provided, however, that Seller shall pay on or before Closing the full amount of any bonds or assessments against the Property, including interest payable therewith, and including any bonds or assessments that may be payable after the Closing Date that are a result of or relate to the construction or operation of any Improvements or any public improvements that serve only the Property. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed on the Property: (i) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during the period to which such increase applies, (ii) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (iii) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. The prorations shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the Parties shall reprorate within ninety (90) days of the receipt of the tax bill for the current tax year.
(b)    Rents. Buyer will receive a credit at Closing for all rents and other revenue generated from the ownership and operation of the Property collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given to Seller for accrued and unpaid rent or any other non-current sums due from Residents or Tenants until these sums are paid, and Seller shall, subject to the last sentence of this paragraph, retain for thirty (30) days after the Closing Date, the right to receive any such rent collected by Buyer for the benefit of Seller; provided Seller has no right to directly collect, contact or sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Residents or Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Residents and Tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date through the month in which such payment was made, and finally to any rent due to Seller for the period prior to Closing Date.
(c)    Operating Expenses. All operating expenses (including all charges under the Assigned Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
(d)    Security Deposits; Prepaid Rents. All deposits, including, without limitation, all prepaid rentals, damage, community fees and reimbursements, and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in either Seller’s actual possession or control and have not been otherwise applied by such Seller to any obligations of any Residents or Tenants under the Leases and any interest earned thereon which by law or the terms of the Leases could be required to be paid or refunded to Residents or Tenants, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing Date, Buyer shall assume full responsibility for all security deposits to be refunded to the Residents and Tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases or applicable). To the extent that any free rent, abatements or other unexpired concessions under any Leases (collectively, “Abatements”) apply to any period after the Closing Date, Buyer shall be entitled to a credit against the Purchase Price for the amount of any such Abatements. In the event that any security deposits are in a form other than cash (the instrument constituting such security deposits shall be known as, the “Non-Cash Security Deposits”), the applicable Seller will, at Closing, cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such Non-Cash Security Deposits. In the event that Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Closing Date, a cash escrow equal to the amount of the Non-Cash Security Deposit will be established at the Closing until the Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle Buyer, as landlord, to draw on the Non-Cash Security Deposit.
(e)    Utility Charges. Utility charges for which either Seller is liable, if any, shall be prorated at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to the Closing Date) or, if unmetered, on the basis of a current bill for each such utility.

(f)    Employee Costs. If requested by Buyer, Existing Operator shall fund the cost of benefits to those Community Employees to whom Buyer offers employment in accordance with this Agreement and who accept such offer of employment (“Hired Employees”) for the entire calendar month in which the Closing occurs (collectively, the “Hired Employee Closing-Month Insurance Benefits”). The aggregate cost of all Hired Employee Closing-Month Insurance Benefits shall be prorated between Buyer and Existing Operator based on the day of such month that the Closing occurs. Further, except for “Accrued Employee Benefits” (as hereinafter defined), there shall be no other adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by Existing Operator at the Community; it being the intent of the parties that Buyer shall have no liability or obligation with respect to any employee of Existing Operator prior to Closing. Any Accrued Employee Benefits shall be paid to Buyer as a credit; provided, however, that to the extent that the transfer of any portion of such Accrued Employee Benefits from Existing Operator to Buyer or its property manager requires a consent by the applicable Hired Employee, and such consent is not obtained, Existing Operator shall pay to such Hired Employee the applicable Accrued Employee Benefits that are required by Law to be paid to such Hired Employee.
(g)    Leasing Costs. Seller shall pay all tenant improvement allowances and leasing commissions with respect to premises leased by the Residents and Tenants pursuant to the Leases in effect prior to the Closing Date, to the extent that such tenant improvement allowances and leasing commissions are unpaid as of the Closing Date.
6.8.2    Calculation; Reproration. Escrow Holder shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The Parties shall attempt in good faith to reconcile any differences or disputes regarding such estimated closing statement no later than one (1) business day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the Parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either Party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, on the later of: (i) ninety (90) days after December 31st of the year in which Closing occurs, or (ii) one hundred eighty (180) days after the Closing Date, and if a Party fails to request an adjustment to the Closing Statement by a written notice delivered to the other Party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such Party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such Party. Any amounts due under Section 6 which cannot be determined prior to Closing shall be reconciled as soon as possible thereafter as such amounts can be determined, and the Parties shall have the right to audit the applicable records of each other in connection with any such post-Closing reconciliation. Notwithstanding anything in this Article VI to the contrary, with respect to amounts in Sections 6.8.1(b), (d) and (f) which are required to be credited to Buyer at Closing, Seller may request that in lieu of providing a credit, Seller shall deposit the amounts that would otherwise be credited to Buyer into Escrow at least one (1) business day prior to Closing for distribution in full to Buyer at Closing and Buyer will endeavor to accommodate such request; provided, however, that Buyer and Seller acknowledge and agree that Buyer may withhold its consent to such request in the event that an assignee of some or all of Buyer’s rights under this Agreement reasonably rejects such request, it being understood that rejection of such request based on conformance with Buyer’s assignee’s cash management policies shall be deemed reasonable.
6.8.3    Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by either Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and the applicable Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.8.2 above.
6.8.4    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section 6.8.
6.8.5    Survival. This Section 6.8 shall survive the Closing.
6.9    Duties of Escrow Holder. Escrow Holder’s Obligations at Closing. Escrow Holder shall undertake the following at or promptly after Closing:
6.9.1    If necessary, Escrow Holder is authorized and instructed to insert the Closing Date as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;
6.9.2    Cause the Deed and any other recordable instruments which the Parties so direct to be recorded in the Official Records of the Recorder of the County in which the Property is located. If permitted by applicable law, Escrow Holder is hereby instructed not to affix the amount of the documentary transfer tax on the face of each Deed, but to pay on the basis of a separate affidavit of Existing Owner not made a part of the public record;
6.9.3    Cause each non-recorded document to be delivered to the Party acquiring rights thereunder, or for whose benefit such document was obtained, unless there are sufficient fully executed counterparts so that each Party executing the same can receive its own fully executed counterpart;

6.9.4    Deliver the Title Policy to Buyer as soon as practicable; and
6.9.5    Deliver to Seller the Closing Payment, and such other funds, if any, as may be due to Seller by reason of credits under this Agreement.
6.9.6    Comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code, Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). For purposes hereof, Existing Owner’s tax identification number is 80-0384583 and Existing Operator’s tax identification number is 36-4616140. Escrow Holder shall defend, indemnify and hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorneys’ fees and other litigation expenses, arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.
7.    Seller Representations, Warranties, and Covenants.
7.1    Representations and Warranties. Seller hereby represents and warrants as of the date hereof and as of the Closing Date as follows:
7.1.1    Organization and Authorization. Existing Owner is a limited liability company, duly formed and validly existing under the laws of the State of California and authorized to do business in the State of California. Existing Operator is a S corporation, duly formed and validly existing under the laws of the State of California and authorized to do business in the State of California. Each Seller has full power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by each Seller have been duly and validly authorized by all necessary action on the part of each Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which either Seller is a Party or otherwise bound. This Agreement is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
7.1.2    No Conflicting Agreements. The execution and delivery by each Seller of, and the performance of and compliance by each Seller with, the terms and provisions of this Agreement, do not (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, such Seller’s organizational documents, or any other agreement or instrument to which such Seller is a Party or by which all or any part of the Property is bound, (b) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (c) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to either Seller or the Property,

(d) constitute a violation of any judgment, decree or order applicable to either Seller or specifically applicable to the Property, or (e) require the consent, waiver or approval of any third Party.
7.1.3    Title. Each Seller has good, marketable and indefeasible title to the Property (as applicable), subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of first offer, rights of reverter, purchase options or other similar rights or options relating to the Property or any interest therein. There are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Leases, each Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the applicable Property, without material complaint or objection by any person.
7.1.4    FIRPTA. Neither Seller is a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code.
7.1.5    Employees.
(a)    There are no on-site employees of Existing Owner at the Property. All of the “Community Employees” (as hereinafter defined) are at-will, common law employees of Existing Operator.
(b)    (i) Neither Existing Owner nor Existing Operator has agreed to recognize any union, works council or other collective bargaining unit, nor has any union, works council or other collective bargaining unit been certified as representing any “Community Employees” (as hereinafter defined), and (ii) to the knowledge of Existing Owner or Existing Operator, there is no organizational effort being made or threatened by or on behalf of any employees, labor union or works council with respect to Community Employees. There is no labor strike, slowdown, work stoppage, disputes, walkouts, material grievance or lockout actually pending or, to the knowledge of Seller, threatened against Existing Owner or Existing Operator.
(c)    As of the date hereof there is no complaint or lawsuit filed by or with respect to any Community Employee pending against Existing Owner or Existing Operator with respect to violation of any federal, state or local law relating to employment matters. In respect to the Property and the Community Employees, each Seller is in compliance with all applicable Laws (as defined herein) relating to labor or employment practices or relations (including but not limited to, terms and conditions of employment, management-labor relations, employee classification, non-discrimination and wage and hour issues, immigration and occupational safety and health).
(d)    Other than as a result of the failure by Buyer to comply with its obligation to extend employment offers to employees of Existing Operator at the Property with respect to which Existing Owner and Existing Operator make no representation, with respect to the ownership and operation of the Property and the Community, Existing Owner and Existing Operator have complied and will comply with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., as amended, and any similar provision of any federal, state, regional, foreign or local law, rule or regulation, including California Labor Code Sections 1400-1408 (collectively, “WARN Act”).
(e)    With respect to the ownership and operation of the Business and the Property, Existing Owner and Existing Operator have complied with the Fair Labor Standards Act (“FLSA”), any California leave of absence laws and the Patient Protection and Affordable Care Act (42 U.S.C. Section 18001 et seq.).
(f)    To Seller’s knowledge, all individuals characterized and treated by Existing Owner or Existing Operator as consultants or contractors are properly treated as independent contractors under all applicable Laws pertaining to labor and employment and related to the ownership and operation of the Property or the Community.
(g)    To Seller’s Knowledge, all individuals characterized and treated by Existing Owner or Existing Operator as exempt employees, as that term is defined in the FLSA and under applicable Laws, are properly treated as exempt employees under all applicable Laws, including but not limited to the FLSA, pertaining to labor and employment and related to the ownership and operation of the Property or the Community.
(h)    All wages, severance, commissions, incentive pay and bonuses earned and payable to Community Employees for services performed on or prior to the Effective Date have been paid in full or will be paid as soon as reasonably practicable hereafter and there are no outstanding agreements, understandings or commitments of Existing Owner or Existing Operator, except as provided in the Seller Employee Benefit Plans, with respect to any prospective payment of wages, severance, commissions, incentive pay, bonuses or increases in compensation.
7.1.6    Litigation; Disclosures. Except as set forth on Schedule 7.1.6 attached hereto (the “Disclosure Schedule”) (i) there are no actions or suits, or any proceedings or investigations by any governmental agency or regulatory body pending against Existing Owner, Existing Operator or the Property; (ii) no National Practitioner Data Bank adverse action reports have been issued to Existing Owner, Existing Operator or the Community; (iii) neither Existing Owner nor Existing Operator has received notice of any threatened actions, suits, proceedings or investigations against Existing Owner, Existing Operator or the Community at law or in equity, or before any governmental board, agency or authority which, if determined adversely, would materially and adversely affect the Community or title to the Community (or any part thereof), the right to operate the Community as presently operated; (iv) there are no unsatisfied or outstanding judgments against Existing Owner, Existing Operator or the Community; (v) there is no labor dispute materially and adversely affecting the operation or business conducted by Existing Owner, Existing Operator or the Community; (vi) neither Seller has knowledge of any facts or circumstances which might reasonably form the basis for any such action, suit or proceeding; and (vii) Existing Owner is not currently protesting or challenging the assessed value of its Property for real estate tax purposes and there are no impositions of new special assessments with respect to its Property.
7.1.7    Compliance with Laws and Environmental Conditions. Neither Seller has received written notice of a violation of any laws, orders, rules or regulations,

ordinances or codes of any kind or nature whatsoever (collectively, “Laws”) including, without limitation, (i) laws relating to “Hazardous Materials” (as hereinafter defined) (“Environmental Laws”) (ii) laws relating to the Property or the ownership or operation thereof (including, without limitation, building, fire, health, occupational safety and health, zoning and land use, planning and environmental laws, orders, rules and regulations) (including the establishment, construction, ownership, use or occupancy of the Property or any part thereof as a skilled nursing facility, Residential Care Facility for the Elderly, assisted living facility, independent living facility, memory care facility or other healthcare facility, as applicable), as modified by any duly issued variances within either Seller’s possession and control disclosed to Buyer in writing; (iii) any covenants, conditions, restrictions or agreements affecting or relating to the ownership, use or occupancy of the Property; and (iv) any order, writ, regulation or decree relating to any matter referred to in (i) or (ii) above. To Seller’s knowledge: (a) there have been no releases or threatened releases of Hazardous Materials on, from or under the Property, except in compliance with all Environmental Laws; (b) no Hazardous Materials have been or are being used, generated, stored or disposed of at the Property, except in compliance with all Environmental Laws; (c) asbestos has not been and is not being used in the construction of any Improvements; (d) no permit is or has been required from the Environmental Protection Agency or any similar agency or department of any state or local government for the use or maintenance of any Improvements; (e) underground storage tanks on or under the Property, if any, have been and currently are being operated in compliance with all applicable Environmental Laws; (f) any closure, abandonment in place or removal of an underground storage tank on or from the Property was performed in compliance with applicable Environmental Laws, and any such tank had no release contaminating the Property or, if there had been a release, the release was remediated in compliance with applicable Environmental Laws to the satisfaction of regulatory authorities; and (g) no summons, citation or inquiry has been made by any such environmental unit, body or agency or a third party demanding any right of recovery for payment or reimbursement for costs incurred under CERCLA or any other Environmental Laws, and the Property is not subject to the lien of any such agency. “Disposal” and “release” shall have the meanings set forth in CERCLA. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances”, “toxic materials”, “hazardous waste”, “hazardous substances”, “pollutants”, or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801, et seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601, et seq.), the Clean Air Act, as amended (42 U.S.C. § 1251, et seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of the Property has been previously used by Seller, or by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials. To the knowledge of Seller, there are no underground storage tanks of any nature located on any portion of the Property.
7.1.8    Unpaid Claims. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Property except for those that will be paid in the ordinary course of business prior to the Closing Date or which have been bonded over or the payment of which has otherwise been adequately provided to the satisfaction of Buyer.
7.1.9    Defects. To Seller’s knowledge, the buildings, including the roof and foundation, are structurally sound and free from leaks and other defects, and Seller has not experienced any material settlement or earth movement affecting the Property. To Seller’s knowledge, all of the mechanical and electrical systems, heating and air conditioning systems, plumbing, water and sewer systems, and all other items of mechanical equipment or appliances are in good working order, condition and repair; are of sufficient size and capacity to service the Property for the current uses; and conform with all applicable ordinances and regulations, and with all fire, safety and other codes, laws and orders.
7.1.10    Zoning. To Seller’s knowledge, the zoning of the Property permits the current building and use of the Property, and there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Property to Buyer. To Seller’s knowledge, no special use permits, conditional use permits, variances or exceptions have been granted or are needed for such use of the Property for its current use. To Seller’s knowledge, the Property is not located in any special districts such as historical districts or overlay districts. To Seller’s knowledge, the Property has been constructed in accordance with and complies with all applicable zoning laws, including, but not limited to, dimensional, parking, setback, screening, landscaping, sign and curb cut requirements.
7.1.11    Leases. As of the date of this Agreement there are no Residency Agreements or other Leases other than those described on the Rent Roll. The Rent Roll is true, accurate and complete in all material respects as of the date hereof, and true, accurate and complete copies of the Residency Agreements and all guaranties and other documents relating thereto have been made available to Buyer. Except as otherwise specifically set forth in the Rent Roll:
(a)    to Seller’s knowledge, the Leases are in full force and effect and none of them has been modified, amended or extended;
(b)    neither Seller has sent written notice to any Resident or Tenant of the Community under a Lease, or received any written notice from any such Resident or Tenant, claiming that such Resident or Tenant, or the applicable Seller, as the case may be, is in default, which default remains uncured;
(c)    there are no Security Deposits or other deposits under any Leases other than those set forth in the Rent Roll;
(d)    no leasing commission shall be due for any period subsequent to the Closing other than for lease extensions, expansions or renewals exercised after the Closing, which commissions shall be paid by Buyer;
(e)    except as set forth on the Rent Roll: (i) no Resident has paid any rent for more than one (1) month in advance; (ii) no Resident has any right of first refusal, option or other preferential right to purchase the Property or any portion thereof or any interest therein; and (iii) neither Seller has received written notice that there are any subtenants of any Resident under any Residency Agreement; and
(f)    all conditions to be satisfied by either Seller under the Leases have been completed, including, but not limited to, completion of any tenant improvement work or other improvements under the Leases, in accordance with applicable plans and specifications and within the time periods set forth in the Leases; and payment of any unreimbursed expenses including, but not limited to, capital expense reimbursements.
7.1.12    Condemnation Proceedings. There are no presently pending or, to the best of Seller’s knowledge, contemplated proceedings to condemn or assess the Property or any part of it, or any utilities, sewers, roadways or other public improvements serving the Property.
7.1.13    Utilities. All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Property are connected to the Property and are adequate to service the Property in its present use and normal usage by the Residents, Tenants and occupants of the Property and are in good working order and repair. The Property has direct access to utility lines located in a dedicated public right of way without any easement. There is no pending or, to the knowledge of Seller, threatened governmental or third-party proceeding which would impair or result in the termination of such utility availability.
7.1.14    Permits. Existing Owner and/or Existing Operator have all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Property and ensure adequate vehicular and pedestrian ingress and egress to the Property. Except as otherwise disclosed to Buyer in writing, Existing Owner and/or Existing Operator hold all government authorizations necessary for the operation of the Property in accordance with its current uses. Neither Existing Owner nor Existing Operator maintains a seller’s permit issued by the California State Board of Equalization.
7.1.15    Service Contracts. Except for the Leases set forth on Schedule 1.5‑1 and the Service Contracts set forth on Schedule 5.2.2, neither Seller has entered into any agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof that would bind Buyer after the Closing Date. Neither Seller has delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Service Contracts. Seller has delivered to Buyer a true, correct and complete copy of each of the Service Contracts (including all amendments thereto).
7.1.16    Personal Property and Intangible Property. Existing Owner and Existing Operator, as applicable, have good title to all the Personal Property and Intangible Property and the execution and delivery to Buyer of the Bill of Sale shall vest good title to all of the Personal Property and Intangible Property in Buyer, free and clear of liens, encumbrances and adverse claims. All Personal Property is fully operational. The schedule of Personal

Property to be provided to Buyer during the Due Diligence Period will be a complete and accurate list of all such items and the Personal Property conveyed to Buyer at Closing shall not materially differ from such schedule.
7.1.17    Affordable Housing Units. To Seller’s knowledge, the Property is not subject to any restriction or covenant requiring that any units in the Facility be leased or reserved for lease as an affordable housing unit or for low or moderate income residents.
7.1.18    Rights. Neither Seller nor any previous owner of the Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights”, “excess floor area ratio”, or other rights or restrictions relating to the Property except as otherwise expressly set forth in the Title Policy for the Property.
7.1.19    Due Diligence Items. The Due Diligence Items provided to Buyer constitute all of the material documents, information, data, reports or written materials that are in response to Buyer’s written requests and related to the Property in either Seller’s possession, control or known to either Seller and do not contain any material inaccuracies.
7.1.20    Patriot Act Compliance. To the extent applicable to each Seller, each Seller has complied with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to each Seller. Neither Seller is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
7.1.21    Completion Obligations. On the Closing Date, there will be no written or oral contract made for any improvements, including capital improvements, to the spaces covered by the Leases, to the Property, or for offsite improvements related to the Property, which have not been fully completed and paid for or a credit given to Buyer at Closing in the amount sufficient to complete the improvement.
7.1.22    No Redemption. Upon conveyance of the Property to Buyer, neither Seller nor anyone claiming by, through or under either Seller shall have any right of redemption in the Property, and each Seller and all such persons or entities will be estopped from asserting any claim to or right of redemption against the Property.
7.1.23    Parties in Possession. There are no parties in possession of the Property or any portion thereof other than each Seller and the Residents.

7.1.24    Financial Statements. Seller has delivered to Buyer true, correct and complete copies of the financial statements of each Seller and the Community on a consolidated basis to the extent applicable, as of and for the fiscal years ended December 31, 2014, 2015 and 2016 (and 2017 through the most recently completed quarter) (the “Financial Statements”). Each of the Financial Statements are true and correct in all material respects. The Financial Statements fairly present the financial position of each Seller and the Property as of the respective dates and the results of operations for the periods then ended in conformance with generally accepted accounting principles applied on a basis consistent with prior periods. To Seller’s knowledge, no material adverse change has occurred since the furnishing of the Financial Statements. The Financial Statements do not contain any untrue statement or omission of a material fact and are not misleading in any material respect.
7.1.25    Licenses. As of the date hereof, the Licenses listed on Schedule 7.1.26 are held by Existing Operator (collectively, the “Current Licenses”). Neither Seller has received (either directly or delivered to Existing Owner by Existing Operator) since January 1, 2011 any written notice from a governmental authority (including, without limitation, DSS) alleging any violation under any Current Licenses that has not been previously remedied or stating any intention to cancel, terminate, suspend, restrict or not renew any of the Current Licenses, and has not received any notices of informal conference or noncompliance conference. There are no open or outstanding plans of correction with respect to the Property.
7.1.26    Health Regulatory Compliance.
(a)    The Community is being operated as a Residential Care Facility for the Elderly, as indicated on Schedule 1, having the number of beds or Residents as set forth on Schedule 1.
(b)    To Seller’s Knowledge, Seller is in compliance in all material respects with all applicable Health Care Laws. Neither Seller has received written notice from any Governmental Authority alleging any material violation of any applicable Health Care Law that has not been cured. Neither Seller has received written notice of any legal, administrative, arbitral or other claim, proceeding, suit, action or investigation by any Governmental Authority pending and to Seller’s knowledge, no such claim, proceeding, suit, action or investigation has been threatened in writing against or affecting the Property or the Community, alleging any material failure to comply with Health Care Laws. Neither Seller has received written notice that any Person has filed or has threatened in writing to file against either Seller any claim under any federal or state whistleblower statute, including the Federal False Claims Act (31 U.S.C. §§3729 et seq.) with respect to the Property or the Community. Neither Seller nor, to Seller’s knowledge, any other person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in either Seller, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in either Seller, or (iii) who is an officer, director, manager, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of either Seller, or (iv) who has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in either Seller, has submitted any claims which are cause for civil penalties under, or mandatory or permissive exclusion from any Government Program, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. §

1001.2). Neither Seller has entered into any agreements with any Governmental Authority with respect to the Property in connection with compliance with Health Care Laws. The term “Health Care Law” shall mean (i) any and all applicable laws relating to health care or insurance fraud and abuse, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Anti-Kickback Act (41 U.S.C. §§ 8701-07), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a), and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state laws, as applicable, related to pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (iii) any and all applicable laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health (HITECH) Act of 2009, and all regulations promulgated thereunder (collectively “HIPAA”) and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality and informed consent, and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) quality, safety and accreditation standards and requirements of all applicable laws or regulatory bodies; (ix) applicable laws regulating the ownership, operation or licensure of a residential care facility or business, or assets used in connection therewith, including such applicable laws relating to licenses, approvals, certificates, certificates of need, permits, consents, authorizations and variances required for the management or operation of skilled nursing facilities, Residential Care Facilities for the Elderly, assisted living facilities, independent living facilities and memory care facilities; (x) applicable laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (xi) applicable laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal physician self-referral statute (Stark Law) (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; and (xii) life safety codes. The term “Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question, including, without limitation, DSS.
(c)    To Seller’s knowledge, no Resident fees are paid to either Seller by any Third Party Payor program reimbursement. Seller makes no representation or warranty herein with respect to any governmental assistance or Third Party Payor program that may make any payment to any resident or such resident’s family (and not to either Seller). To Seller’s knowledge, neither Seller has received written notice that any action, proceeding, or investigation in connection with any Third Party Payor program is pending or threatened against either Seller or any of their Affiliates in connection with the Community. Neither Seller has applied for or received a waiver from any applicable regulations relating to the Property, the Community or its operations. Existing Owner and/or Existing Operator maintain all insurance, including, without limitation, professional liability insurance required in connection with all Licenses for the Property. The term “Third Party Payor” shall mean any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing, to beneficiaries of which any Property provides goods or services. The term “Government Sponsored Health Care Program” shall mean any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Authority, whether pursuant to one or more contracts with the applicable Governmental Authority or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.
(d)    To Seller’s knowledge, with respect to the Community, except for the matters set forth on the Disclosure Schedule, there are no threatened in writing or pending proceedings by any Governmental Authority or written notices thereof received by either Seller that are reasonably likely (i) to have a material adverse impact on either Seller’s ability to accept and/or retain Residents or operate the Community for its current use or result in the imposition of a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, or (ii) to materially modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the material Licenses.
(e)    True, correct and complete copies (redacted to the extent required to comply with applicable privacy laws and regulations) of all Licensing Surveys for the last three (3) years which are currently in either Seller’s possession or control have been delivered or made available to Buyer. The term “Licensing Surveys” shall mean all survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued by the applicable Governmental Authority with respect to the Real Property in respect of any Licenses.
7.1.27    Bankruptcy; Insolvency. Neither Seller has filed or been the subject of any filing of a petition seeking or consenting to reorganization or relief as debtor under any applicable federal or state law relating to bankruptcy, insolvency or other relief for debtors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, made any general assignment for the benefit of its creditors, admitted in writing its inability to pay its debts generally as they come due, nor made an offer of settlement, extension or composition to its creditors generally, nor taken any action in furtherance of any of the foregoing. Neither Seller has concealed assets from any creditor nor entered into any transaction with the intent to hinder, delay or defraud creditors of either Seller or the creditors of any other person or entity. Each Seller is not, and as a result of the transactions contemplated by this Agreement will not be rendered, insolvent, undercapitalized, or unable to pay its debts as they become due.

7.1.28    Assessments. There are no outstanding or unpaid fees, assessments or other charges authorized by any reciprocal construction, easement, operating or similar agreement affecting the Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting the Property, all such agreements and declarations being referred to herein as an “REA”, which are or could become a lien or encumbrance on or against the Property or an obligation of the owner of the Property. All Improvements constructed on the Property, including without limitation all buildings, landscaping, parking, screening, signs and illumination, and all alterations and additions thereto, and all plans and specifications therefor, are in compliance with the requirements of any applicable REA, including without limitation all height, use, setback and design restrictions, and have received all necessary approvals under any applicable REA. To Seller’s knowledge, there exists no default or event which, with the giving of notice or the passage of time, or both, would constitute a default by Seller or any and all such parties to REAs (the “REA Parties”).
7.2    Definition of “Seller’s knowledge”; Survival. As used in this Agreement, the phrases “Seller’s knowledge” or “to the knowledge of Seller” means the actual knowledge of Mounir Kardosh and the Executive Director and/or Administrator of the Community, based upon a reasonable duty of inquiry and investigation (which shall include inquiry of the maintenance staff of the Community), which individuals are the persons who would, in the ordinary course of their responsibilities as employees or agents of Seller, receive notice from other agents or employees of Seller or from other persons or entities of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Seller. The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of the Closing Date, shall survive the Closing for a period of eighteen (18) months (the “Survival Period”) and shall not be merged as of the Closing Date hereunder. The Survival Period shall not apply to or otherwise limit Seller’s obligations hereunder with respect to any liability of Seller arising under Section 13.4.3(b) or Section 13.4.3(d) of this Agreement and/or Seller breach resulting from fraud, intentional misrepresentation or willful misconduct.
7.3    Post-Closing Escrow. In addition, during the period commencing on the Closing Date and ending on the one year anniversary of the Closing Date (or, in the event that any claim, action or suit is then pending by Buyer against Seller for a breach of a then-surviving representation, warranty or post-Closing covenant or indemnity of Seller (a “Post-Closing Claim”), until the final, non-appealable resolution of such Post-Closing Claim) (the “Holdback Period”), Existing Owner shall maintain funds (the “Post-Closing Escrow Funds”) in the amount of Two Million Dollars ($2,000,000) in the Holdback Escrow in accordance with the Holdback Escrow Agreement. The Post-Closing Escrow Funds shall be disbursed for amounts due to Buyer and/or its assignees from Existing Owner and/or the Other Existing Owners pursuant to this Agreement and/or the Other Property Purchase Agreements. The Parties acknowledge and agree that the amount of the Post-Closing Escrow Funds is an aggregate amount to be for the benefit of Buyer and its assignees in accordance with both this Agreement and the Other Property Purchase Agreements. In addition to the Holdback Escrow, Guarantor has agreed to provide the Purchase Agreement Guaranty. The execution and delivery to Buyer of the Purchase Agreement Guaranty shall not be deemed to limit any rights of Buyer under the Holdback Escrow Agreement and the execution and delivery to Buyer of the Holdback Escrow Agreement shall not be deemed to limit any rights of Buyer under the Guaranty; provided, however, that so long as the same does not prejudice or limit any rights of Buyer in connection with its rights under the Guaranty, Buyer agrees to pursue any Post-Closing Claim under the Holdback Escrow Agreement prior to pursuing such Post-Closing Claim against Guarantor. The provisions of this Section 7.3 shall survive the Closing for the Holdback Period. Any breach of a representation or warranty that occurs prior to Closing of which Buyer had actual knowledge shall be solely governed by Section 13.1.
7.4    As-is, where-is and with all faults. Except as specifically stated in this Agreement or in any document or instrument executed by either Seller pursuant to this Agreement (collectively, “Specific Seller Representations”), Seller is not making nor shall be deemed to have made any representation or warranty of any kind or nature as to the Property or the transactions contemplated in this Agreement, including, without limitation, (i) the financial status of the Property, including, without limitation, the income to be derived therefrom, (ii) the value, nature, quality, physical or environmental condition, safety or any other aspect of the Property or the Property’s compliance with applicable laws, ordinances, rules and regulations, including, without limitation, zoning ordinances, building codes and environmental, hazardous material and endangered species statutes, (iii) the accuracy or thoroughness of any information or data provided to Buyer by either Seller but prepared by third parties, (iv) the development potential of all or any part of the Property, or (v) any other matter relating to the condition of the Property. Except for the Specific Seller Representations, in the event the Closing occurs the Property will be sold to Buyer in its “AS IS” and “WHERE IS” condition. Buyer acknowledges and agrees that Buyer shall rely upon Buyer’s own due diligence and the Specific Seller Representations in determining whether the Property is suitable for purchase by Buyer. Upon Closing Buyer will be deemed to acknowledge that Buyer has been given a reasonable opportunity to inspect and investigate the Property and all aspects relating thereto, either independently or through agents of Buyer’s choosing, and that Buyer is acquiring the Property based exclusively upon Buyer’s own investigations and inspections thereof and the Specific Seller Representations. Notwithstanding anything to the contrary contained herein, this paragraph does not limit or affect in any way any indemnification provision contained in this Agreement or in any document or instrument executed by either Seller pursuant to this Agreement, nor shall this paragraph constitute a waiver or release of any right of reimbursement, indemnity or contribution from either Seller which Buyer may have in connection with any liability, claim or cause of action asserted by a governmental agency or other third party arising out of or in connection with any condition of the Property as it existed at or prior to the Closing Date. If any claim or liability is asserted by any governmental agency or other third party related to the condition of the Property as it existed at or prior to the Closing Date, Buyer shall be free to assert any and all claims and liabilities against either Seller arising out of such claim or liability being asserted by such governmental agency or other third party.
7.5    Covenants of Seller. Each Seller (as applicable) hereby covenants from and after the Effective Date and through the Closing Date as follows:
7.5.1    Seller Insurance. To cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts, and with the same deductibles, as are maintained by either Seller on the date hereof.

7.5.2    Maintenance. To maintain any building constituting an Improvement on the Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.
7.5.3    Leasing. To not enter into any new Non-Residency Lease with respect to the Property, without Buyer’s prior written consent. The exercise of a mandatory renewal option, shall not be considered a new Lease. Neither Seller shall, subsequent to the expiration of the Due Diligence Period, without Buyer’s prior written consent, (a) enter into any new Residency Agreement for a unit with a first-time Resident unless the Residency Agreement is for a period of no more than one year and has an effective rental rate consistent with such Seller’s current practice; or (b) enter into, amend, renew or extend any Residency Agreement with an existing Resident unless the residency agreement is for a period of not more than one year and has an effective rental rate for the amended, renewal or extension term consistent with such Seller’s current practice; (c) terminate any Residency Agreement except by reason of a default by the Resident thereunder or by reason of the provisions contained in the Residency Agreement, or (d) enter into, modify or amend any Leases that are not Residency Agreements. In addition, promptly after the Buyer deposits the Additional Deposit with Escrow Agent, so long as this Agreement has not terminated, the applicable Seller shall deliver to each Resident a letter (the “Resident Notice”), in a form approved by Buyer, duly executed by Seller (and, to the extent requested by Buyer, either counter-signed by Buyer or attaching an additional letter from Buyer that is reasonably acceptable to such Seller), advising Residents of the change in property management and change in ownership of the Property that will occur at the Closing.
7.5.4    Liens. To not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions).
7.5.5    Agreements. To not, without Buyer’s written approval (a) amend, modify, renew, extend or waive any right under any Service Contract, or (b) enter into any service, operating or maintenance agreement affecting the Property that would survive the Closing except for such agreements that may be cancelled or terminated by such Seller, without penalty, by notice of thirty (30) days or less.
7.5.6    Obligations. To fully and timely comply with all obligations to be performed by it under all of the Leases, Service Contracts, Permits, Warranties, licenses, approvals and laws, regulations and orders applicable to the Property.
7.5.7    Notices. To provide Buyer with copies of (a) any default letters sent to or received from Residents or Tenants, and (b) any copies of correspondence received from a Resident or Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease, and (c) notices of bankruptcy filings received with respect to any Resident or Tenant.
7.5.8    Operations. To operate the Property from and after the date hereof in substantially the same manner as prior thereto. Seller will also maintain all inventories of goods and products used in the operation of the Facility, including without limitation, food, medications, linens, and cleaning supplies, consistent with its past practice and in the ordinary course of business.
7.5.9    Terminated Contracts. To terminate the Terminated Contracts as of the Closing Date.
7.5.10    Operating License. Seller will operate the Community diligently, and only in the ordinary course of business and to maintain its operating license in good standing through the Closing. From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to the terms hereunder, neither Seller shall, except as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), apply for or obtain any additional operating license (or modify the scope of any existing operating license) for the provision of nursing, residential care facility for the elderly, assisted living, congregate care or other health care services at the Community (including any beds or units at the Community), except in the ordinary course of business.
7.5.11    Required Government Approvals. Each Seller shall cooperate with Buyer and do all things reasonably practicable such that the parties shall obtain all of the regulatory approvals and licenses of Governmental Authorities as are necessary or advisable as a condition to the sale, transfer and conveyance of the Property by each Seller to Buyer and the continued current use and operation of the Community from and after Closing, including, without limitation, at such time as required by the applicable Governmental Authority, (i) obtaining such consents, approvals and permits from Governmental Authorities; and (ii) filing and submitting such petitions, notices, applications and informational filings, which shall, if applicable, include Forms LIC 200 and HS 200 and any other required forms (collectively, the “Required Governmental Approvals”); provided, however, that, neither Seller nor Buyer nor any of their affiliates, shall be required to make payments or incur any other liability to pursue or secure any such Required Governmental Approvals beyond any required application fees incurred in connection with obtaining such Required Governmental Approvals (which application fees shall be Buyer’s responsibility). Each Seller further agrees to assist Buyer in any post-Closing transition with respect to the Required Government Approvals for a period up to sixty (60) days after the wind up of the Interim Structure.
7.5.12    Personal Property Schedule. Seller shall provide to Buyer within thirty (30) days of the Effective Date, a schedule of Personal Property.
7.5.13    Seller Change Notices. Seller shall give written notice to Buyer within five (5) business days if any representation or warranty of either Seller becomes untrue or incorrect prior to Closing (a “Seller Change Notice”). To be effective any Seller Change Notice must specify the representation or warranty that is being modified and include an update representation or warranty that is accurate. In the event Seller delivers a Seller Change Notice, Buyer may, within five (5) business days after Buyer’s receipt of the Seller Change Notice, either waive in writing any such matter or circumstance which is the subject of such Seller Change Notice, or deliver written notice to Seller of Buyer’s objection to such matter (a “Buyer Objection Notice”). If Buyer fails to deliver either such written waiver or a Buyer Objection Notice to Seller within said five (5) business days, Buyer shall be deemed to have delivered a

Buyer Objection Notice with respect to such matter in its entirety. If Buyer delivers or is deemed to have delivered a Buyer Objection Notice, Seller shall have the right, but not the obligation, to cure or remedy such matter or circumstance to Buyer’s satisfaction, in Buyer’s sole and absolute discretion, within five (5) business days after Seller’s receipt or deemed receipt of the Buyer Objection Notice. If Seller fails to cure or remedy such matter within said five (5) business days, Buyer may, within two (2) business days after the expiration of said five (5) business day cure period, either waive in writing any such matter or circumstance which is the subject of such Seller Change Notice or deliver written notice to Seller of Buyer’s election to terminate this Agreement. If Buyer fails to deliver either such written waiver or such written notice of termination to Seller within said two (2) business days, Buyer shall be deemed to have delivered written notice of Buyer’s election to terminate this Agreement. In the event Buyer delivers or is deemed to have delivered written notice of election to terminate this Agreement, subject to the provisions of Section 7, (A) all obligations of Buyer and Seller hereunder (except the provisions of this Agreement which recite that they survive termination) shall terminate and be of no further force or effect, (B) the Deposit shall be returned to Buyer and (C) if such representation or warranty was modified due to (i) any representation or warranty not being true when made as of the date of this Agreement, or (ii) a representation becoming untrue as a result of a breach of this Agreement by either Seller, Existing Owner shall reimburse Buyer for all costs incurred by Buyer in connection with the negotiation of this Agreement and due diligence of the Property (including legal fees). If necessary, the Closing Date shall be automatically extended for the period of time needed to implement the provisions of this paragraph and allow for an orderly closing thereafter if this Agreement is not terminated. If, in either such event, Buyer does not exercise such right to terminate this Agreement and the Closing occurs, then at the Closing Buyer shall be deemed to have accepted the modified representation and warranty of Seller set forth in the Seller Change Notice.
The provisions of this Section 7 shall survive the Closing.
8.    Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date hereof that:
8.1    Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
8.2    No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a Party or otherwise bound.

8.3    Patriot Act Compliance. To the extent applicable to Buyer, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such Laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns, or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
9.    Conditions Precedent to Closing; Status of Employees at Closing.
9.1    Conditions Precedent. The obligation of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the fulfillment, on or before the Closing Date, of all of the conditions set forth in this Section 9.1 (“Buyer’s Closing Conditions”), any or all of which may be waived by Buyer in its sole and absolute discretion:
9.1.1    Representations, Warranties and Covenants. All of the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, and Seller shall have fully complied with all of Seller’s duties and obligations contained in this Agreement.
9.1.2    Title. There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or Title Defect affecting the Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied as of the Closing Date.
9.1.3    Title Policy. On the Closing Date, the Title Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy in accordance with the requirements of Section 3.2.
9.1.4    Management Agreements and Employees; Terminated Agreements. Any management agreement or leasing agreement affecting any Community or Terminated Contract shall be terminated by the applicable Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of such Seller. Existing Operator shall have terminated all Hired Employees as of the Closing Date. As of the Closing Date, there will be no filed complaint or lawsuit filed by or with respect to any Community Employee pending against either Seller or otherwise affecting the Property with respect to violation of any federal, state or local Law relating to employment matters that, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of either Seller, as applicable (or, following the Closing, Buyer) to own or operate the Community or to continue to conduct the business currently conducted at the Community, or the ability of Seller to consummate the transactions contemplated hereby.

9.1.5    Zoning. There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.
9.1.6    Adverse Actions. Except as disclosed in the Due Diligence Items, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (a) that relates to the Property and affects the Property after the Closing Date, or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless the applicable Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by the applicable Seller’s insurance (subject to commercially reasonable deductibles paid by the applicable Seller) and the applicable Seller provides a written commitment to assign all proceeds therefrom to Buyer and add Buyer as an additional insured party under such insurance policy.
9.1.7    Bankruptcy. As of the Closing Date, neither Seller shall have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against either Seller an involuntary case, nor shall either Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against either Seller in an involuntary case or appoints a Custodian of either Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
9.1.8    Warranties. Each Seller, as applicable, shall have caused all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers to be assigned to Buyer effective as of the Closing Date.
9.1.9    Releases of Liens. With respect to each mortgage or deed of trust encumbering the Real Property, the Title Company shall have received, or shall have made satisfactory arrangements to receive post-funding, a duly executed and notarized release of lien to be recorded in the real property of the county where the Property is located.
9.1.10    Required Governmental Approvals and Other Consents. All Required Governmental Approvals (including approval of the Interim Structure Documents and the parties thereto) for the Property shall have been obtained and shall be in full force and effect.
9.1.11    ERISA. Buyer shall be satisfied that its acquisition of the Property will not cause any violation by Buyer or its members of the requirements of ERISA.
9.1.12    Gross Revenues; Occupancy. Buyer shall be satisfied that the gross revenues and occupancy disclosed by the certified rent roll delivered by Seller at Closing pursuant to Section 6.3.6 of this Agreement are not materially different from the gross revenues and occupancy disclosed by the Rent Roll delivered during Due Diligence.
9.1.13    Estoppel Certificates. Buyer’s review and approval of estoppel certificates covering all rentable space within the Property. Seller shall use good faith efforts to obtain and deliver to Buyer Tenant estoppel certificates from any and all Tenants occupying any portion of the Property stating as of the date delivered (1) neither Seller nor the Tenant is in default under the Lease except for the defaults specified in the estoppel certificate, (2) the date through which rent under the Lease has been paid, (3) the documents constituting the Lease and that the Lease is in full force and effect and has not been supplemented or amended except as set forth in such Lease documents, and (4) the amount of the security deposit (if any) held by either Seller for such Tenant (as modified to address specific reasonable concerns arising as a result of Buyer’s review of the Leases).
9.1.14    REA Estoppel Certificates. Buyer’s review and approval of estoppel certificates from all parties to or owners of property subject to any REAs. Seller shall use good faith efforts to obtain and deliver to Buyer REA estoppel certificates in form and substance satisfactory to Buyer from any REA Party. For any REA Party that Seller is not able to deliver an REA estoppel certificate, Existing Owner shall execute and deliver to Buyer Existing Owner’s own estoppel certificate covering the information which would otherwise have been included in that REA Party’s estoppel certificate; provided, however, that Buyer shall not be obligated to accept or approve any estoppel executed by Existing Owner if Buyer has reason to believe any statement contained therein would be disputed or denied by the applicable REA Party. Said certificates shall be delivered at least five (5) business days prior to the Closing and shall be dated no earlier than fifteen (15) business days prior to the Closing Date.
9.1.15    Lender Estoppel Certificates and SNDAs. Any estoppel certificates or subordination, nondisturbance and attornment agreements from the Tenants required by the applicable lender in connection with any new mortgage financing for the Property on current, commercially customary terms.
9.1.16    Financing. Buyer shall have obtained financing (which may include funds from an institutional lender, investor, joint venture partner, landlord and/or another capital source) (the “Financing”) reasonably acceptable to Buyer to consummate the Closing.
9.1.17    Other Properties. Buyer and the “Other Sellers” (as defined herein) shall concurrently close on the purchase and sale of each of the “Other Properties” (as defined herein) pursuant to the terms and conditions of the Other Property Purchase Agreements. For purposes of this Agreement, (1) the “Other Property Purchase Agreements” shall mean those certain purchase and sale agreements by and between Buyer and/or its affiliates and each “Other Seller”; (2) the “Other Sellers” shall mean the Other Existing Owners and the Other Existing Operators; (3) the “Other Existing Owners” shall mean (i) intentionally omitted, (ii) Nazareth Agua Caliente Villa, LLC, a California limited liability company, (iii) Nazareth Classic Care Community, LLC, a California limited liability company, (iv) Nazareth Classic Care of Fairfield, LLC, a California limited liability company, (v) Nazareth Park Place, Inc., a California limited liability company, (vi) Nazareth Rose Garden of Napa, LLC, a

California limited liability company, and (vii) Nazareth Vista, LLC, a California limited liability company; (4) the “Other Existing Operators” shall mean (i) intentionally omitted, (ii) Nazareth Agua Caliente Villa, Inc., a California S corporation, (iii) Nazareth Classic Care Community, Inc., a California S corporation, (iv) Nazareth Classic Care of Fairfield, Inc., a California S corporation, (v) Nazareth Park Place, Inc., a California S corporation, and (vi) Nazareth Rose Garden of Napa, Inc., a California S corporation; and (5) the “Other Properties” shall mean (i) intentionally omitted, (ii) Nazareth Agua Caliente Retirement Community in Sonoma, California, (iii) Nazareth Classic Care Menlo Park in Menlo Park, California, (iv) Nazareth Classic Care Fairfield in Fairfield, California, (v) Nazareth Park Place Sacramento in Sacramento, California, (vi) Nazareth Rose Garden of Napa in Napa, California, and (vii) Nazareth Vista in Belmont, California.
9.1.18    Interim Structure. The Interim Structure and the Interim Structure Documents have been agreed to by Buyer and Seller prior to the date hereof. As of the Closing Date, Buyer and Seller shall have procured all governmental approvals required to implement the Interim Structure and the Interim Structure Documents shall be executed as of the Closing Date (as the same may be extended).
9.1.19    Operating Lease. The Community is currently leased from Existing Owner to Existing Operator pursuant to that certain Napa Skilled Nursing Center Lease (as amended from time to time, the “Operating Lease”) dated December 2, 2008 between Existing Owner, as lessor, and Existing Operator, as lessee. The Operating Lease shall be terminated by Existing Owner and Existing Operator and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.
9.2    Employees
9.2.1    Existing Owner does not have any employees. All employees are employees of Existing Operator (“Community Employees”). Seller has provided Buyer with a complete and accurate list of Community Employees by position and the annual salary, benefit entitlements (if any) and other compensation payable to each Community Employee. All of the Community Employees are at-will, common law employees of Existing Operator.
9.2.2    Existing Operator shall terminate all employees employed at the Community (including without limitation the Executive Director of the Community) effective as of the Closing Date and take such other action as may be required by any applicable laws, rules, regulations and orders so that Buyer shall have no liability for any matter concerning any employee which accrued and relates to the period occurring prior to Closing, except for accrued vacation, sick time and other accrued paid time off which is set forth on Schedule 9.2.2 (“Accrued Employee Benefits”) related to Hired Employees, if any, with respect to which Buyer receives a credit in accordance with the provisions of Section 6.8.1(f) hereof, and the transactions contemplated by this Agreement shall not result in the payment to or accelerate any payment to any Community Employees. Buyer or Buyer’s property manager shall make offers to hire a sufficient number of Community Employees as Hired Employees such that Existing Operator’s termination pursuant to the first sentence of this Section 9.2.2 does not trigger WARN Act liability. Neither Seller shall have any liability for any matter concerning any employee which both accrued after Closing and relates solely to a period occurring from and after Closing. With respect to all Hired Employees, Existing Operator shall maintain the Hired Employee Closing Month-Insurance Benefits, and the cost thereof shall be prorated in accordance with Section 6.8.1(f) hereof.
9.2.3    Notwithstanding any provision hereof to the contrary, Buyer shall have the right to meet with the executive director, accountant/bookkeeper, marketing/sales director or any other department director of the Community at any reasonable time after the Effective Date of this Agreement to discuss operational and other issues concerning the Community (but not employment arrangements or offers of employment until after the expiration of the Due Diligence Period) and to review the Community’s books and records. In addition, from and after the expiration of the Due Diligence Period, Buyer (and its prospective property manager) may meet with any employee of the Community to discuss employment arrangements and operational and other issues concerning the Community with any employee and Buyer’s property manager may, but shall have no obligation to, make offers of employment to any employee contingent upon Closing occurring hereunder and otherwise upon such terms and conditions of employment, compensation and benefits as Buyer or Buyer’s property manager may determine in its sole discretion. Additionally, Buyer shall have the right to conduct on-site “onboarding” meetings with employees at least thirty (30) days prior to the date that any Hired Employees would commence employment with Buyer and, at or in connection with such “onboarding” meetings, Buyer shall be permitted to distribute to such employees a form to be executed by such employees which addresses matters determined by Buyer, including but not limited to consent of employees to the transfer of employee employment files (personnel, medical, etc.) maintained by such employees’ current employer to Buyer or Buyer’s property manager and subsequent retention of such files by Buyer or Buyer’s property manager; provided, however, that each such employee shall have the option of declining to sign such form. To the extent permitted by Law, such files shall be provided to Buyer’s property manager at Closing.
9.2.4    Intentionally omitted.
9.2.5    Schedule 9.2.5 lists each Seller Employee Benefit Plan in which any Community Employee participates. Seller has delivered to Buyer a complete and accurate copy of each Seller Employee Benefit Plan. Neither Seller has any current liability, contingent or otherwise under Title IV of ERISA. Within the six (6) years preceding the Closing Date, neither Seller (nor any ERISA Affiliate of either Seller) has been a party to, or made any contributions to, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or any plan subject to Title IV of ERISA or Section 412 of the Code. “Seller Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, or any other material benefit arrangement (including any employment or consulting agreement, any arrangement providing for insurance coverage or workers’ compensation benefits, any incentive or deferred bonus arrangement, any arrangement providing termination allowance, severance pay, salary continuation for disability or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, any stock option or equity compensation plan, any deferred compensation plan, any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including, without limitation, company cars) and any change of control arrangements or policies) that is sponsored or contributed to by either Seller or by an ERISA Affiliate of either Seller (or that has been maintained by such Person within the preceding six (6) years) covering Community Employees or former employees of either Seller (but only with respect to the Community Employees or former employees at the Community) or any of their ERISA Affiliates. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any person and/or such person’s subsidiaries or Affiliates or any trade or business (whether or not incorporated) that is under common control with such person or such person’s subsidiaries or Affiliates or that is treated as a single employer with such person or such person’s subsidiaries or Affiliates under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
9.2.6    Each Seller agrees to comply with the non-compete provisions set forth in the Non-Compete Agreement attached hereto as Exhibit E.
9.2.7    The provisions of this Section 9.2 shall survive the Closing or earlier termination of this Agreement.
9.2.8    Buyer and each Seller agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004 2 C.B. 320 (the “Standard Procedure”). Existing Operator shall, in accordance with Revenue Procedure 2004-53, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates (collectively, the “Employee Withholding Documents”) with regard to wages and other compensation paid to Hired Employees through the Closing Date . Buyer shall assume all responsibility for preparing and filing the Employee Withholding Documents with regard to wages and other compensation paid to Hired Employees from and after the Closing Date. Buyer and each Seller shall cooperate in good faith to the extent necessary to permit each of them to comply with the Standard Procedure.
10.    Damage or Destruction. In the event that the Property should be damaged or destroyed by fire or any other casualty prior to the Closing Date, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the Parties (the “Cost of Repairs”), is (a) less than Two Hundred Thousand Dollars ($200,000), then the Closing shall proceed as scheduled and (i) Seller shall cause all collected insurance proceeds, plus the cash amount of all associated deductibles, to be paid over to Buyer (or credited against the Purchase Price) at Closing, (ii) Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the Property at Closing, and (iii) Seller shall pay over to Buyer all insurance proceeds collected after the Closing by Seller promptly upon receipt thereof; or (b) greater than Two Hundred Thousand Dollars ($200,000), then Buyer may in its discretion either (i) elect to terminate this Agreement in its entirety, in which case the Deposit shall be returned to Buyer without any further action required from either Party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither Party shall have any further obligation to the other, or (ii) proceed as scheduled and (x) Seller shall cause all collected insurance proceeds, plus the cash amount of all associated deductibles, to be paid over to Buyer (or credited against the Purchase Price) at Closing, (y) Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the Property at Closing, and (z) Seller shall pay over to Buyer all insurance proceeds collected after the Closing by Seller promptly upon receipt thereof. In the event that the casualty is uninsured, Buyer may terminate this Agreement in its entirety unless Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the Cost of Repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty. The provisions of this Section 10 shall survive the Closing.
11.    Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within sixty (60) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement in its entirety, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either Party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither Party shall have any continuing obligations hereunder. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement. The provisions of this Section 11 shall survive the Closing.
12.    Notices. All notices, demands, or other communications of any type given by any Party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 12. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by email, with confirmation of receipt or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated email address of the Party intended to be given notice shall be deemed received upon confirmation of receipt, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered upon receipt. Notices shall be given to the following addresses:

Seller:	c/o Nazareth Enterprises, Inc. 800 S. B Street, Suite 100 San Mateo, California 94401 Attn: Mounir Kardosh E-mail: mounir@nazarethenterprises.com
With a copy to:	MacInnis, Donner & Koplowitz 465 California Street, Suite 222 San Francisco, California 94104 Attn: Edward A. Koplowitz, Esq. Email: Eakatt@aol.com
Buyer:	Colonial Oaks Senior Living Holdco, LLC Attention: Carl Mittendorff 510 Bering, Ste. 210 Houston, Texas 77057 E-mail: Carlm@colonialoaks.org
With a copy to:	Cox, Castle & Nicholson LLP Attention: Kevin Kinigstein, Esq. 2029 Century Park East, 21st Floor Los Angeles, California 90067 Telephone: (310) 277-4222 E-mail: kkinigstein@coxcastle.com
If to Escrow Holder:	Chicago Title Insurance Company 712 Main Street Suite 2000E Houston, TX 77002-3218 Telephone: (713) 238-9191 Facsimile: (713) 238-9190 E-mail: James.Erwin@fnf.com
13.    Remedies.
13.1    Seller Default. If either Seller defaults in performing any covenants or agreements to be performed by either Seller under this Agreement or if either Seller breaches any representations or warranties made by such Seller in this Agreement (or if one of the Other Sellers defaults under or breaches the applicable Other Property Purchase Agreement), following notice to Seller and five (5) days thereafter during which period Seller may cure the default, Buyer may, in its sole and absolute discretion, avail itself of any and all rights and remedies available at law or in equity, including without limitation the right to terminate this Agreement (and the Other Property Purchase Agreements) and recover all damages proximately caused by the applicable Seller’s breach or default and the right to continue this Agreement and the Other Property Purchase Agreements pending Buyer’s action for specific performance and/or damages hereunder, and no such remedy shall be deemed exclusive or to preclude the pursuit of any other remedy. Any damages to which Buyer is entitled shall include without limitation all due diligence costs, title, escrow, legal and inspection fees and any other expenses incurred by Buyer in connection with the performance of its due diligence review of the Property and the Other Property Purchase Agreements, including, without limitation, environmental and engineering consultants’ fees and the fees incurred in connection with the preparation and negotiation of this Agreement and the Other Property Purchase Agreements, but shall exclude any consequential or indirect damages except in the case of fraud or willful misconduct. The foregoing notwithstanding, no right to cure shall extend the Closing.
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13.2    Buyer Default. IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT OR THE OTHER PROPERTY PURCHASE AGREEMENT ON THE PART OF BUYER FOLLOWING NOTICE TO BUYER AND FIVE (5) DAYS THEREAFTER DURING WHICH PERIOD BUYER MAY CURE THE DEFAULT, SELLER MAY DECLARE THIS AGREEMENT AND THE OTHER PROPERTY PURCHASE AGREEMENT TERMINATED, IN WHICH CASE THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PARTY OF BUYER AND EACH PARTY SHALL THEREUPON BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES, EXCEPT ANY WHICH SURVIVE TERMINATION. SELLER HEREBY WAIVES ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS TO SPECIFIC PERFORMANCE THAT SELLER MAY HAVE PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1680, 3384, 3387 OR 3389, OR OTHERWISE).

INITIALS:
Existing Owner:	/s/ MK	Existing Operator:	/s/ MK
Buyer:	/s/ CFM
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13.3    Default under Other Property Purchase Agreements. Any default by a party under any of the Other Property Purchase Agreements shall be deemed to be an immediate event of default by such party (or such affiliated party, as the case may be) under this Agreement.
13.4    Indemnity; Seller Retained Liabilities. Each Seller and each Other Seller shall jointly and severally reimburse, hold harmless, indemnify and defend Buyer, its successors and assigns and their respective agents, employees, officers, trustees, members and retirants and the Property and the Community from and against any and all obligations, liabilities, claims, liens or encumbrances, demands, losses, damages, causes of action, judgments, costs and expenses asserted by third parties (including attorneys’ fees), whether direct, contingent or consequential and no matter how arising (“Losses and Liabilities”) in any way (i) related to the Property and/or the Community and arising or occurring prior to the Closing, including for any Seller Retained Liabilities; (ii) related to or arising from any act, conduct, omission, contract or commitment of either Seller related to the Property or the Community Employees; or (iii) resulting from any breach or inaccuracy of representation or warranty or other breach or default by either Seller under this Agreement.
13.4.2    Except to the extent that the Losses and Liabilities arise directly or indirectly, in whole or in part, from or out of a circumstance resulting from a breach by either Seller of any of Seller’s representations or warranties, or which have arisen out of any aspect of the Property or the Community, its management or operations prior to Closing, Buyer shall reimburse, hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities asserted by third parties in any way (i) related to the Property or the Community and arising or occurring after the Closing; (ii) related to or arising from any act, conduct, omission, contract or commitment of Buyer related to the Property; or (iii) resulting from any breach or inaccuracy of representation or warranty or other breach or default by Buyer under this Agreement. In addition, in the event Buyer directs Seller to (i) assign this Agreement to multiple assignees and (ii) convey a certain portion of the Property to an owner assignee and the other portion of the Property to an operator assignee, all in accordance with Section 14, the indemnity obligations set forth in this Section 13.4.2 shall be interpreted such that (a) the operator assignee and each other operator assignee under the Other Property Purchase Agreements shall jointly and severally reimburse, hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities asserted by third parties in any way related to operational matters at the Property or the Community and arising or occurring after the Closing and (b) the owner assignee and each other owner assignee under the Other Property Purchase Agreements shall jointly and severally reimburse, hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities asserted by third parties in any way related to non-operational matters and arising or occurring from the ownership of the Property or the Community after the Closing.
13.4.3    Subject to any other express provision in this Agreement, and except to the extent Buyer has received a credit for such liabilities under this Agreement,

pursuant to Section 6.8 or otherwise, each Seller, as applicable, shall exclusively retain all liabilities and Buyer shall have no liability therefor with respect to the following matters, but only to the extent such matters arise out of or relate to the ownership, use, management, or operation of the Property prior to the Closing Date: (a) the payment of any amounts due and payable to third parties or accrued to third parties under any leases, contracts, agreements, and licenses and permits, (b) the payment of all taxes, including personal property, sales and use taxes due and payable or accrued for the period prior to the Closing Date, (c) any fine, penalty or charge assessed by a Governmental Authority or Third Party Payor (including, without limitation, a Government Sponsored Health Care Program), (d) all transfer taxes, sales tax, sales and use taxes and any other taxes or charges levied in connection with the transfer and conveyance of the Property to Buyer, if any and (e) any claim for personal injury or property damage to a person (other than either Seller or any Person claiming by or through either Seller, and other than in connection with any matter for which Buyer is obligated to indemnify either Seller pursuant to this Agreement) (the “Seller Retained Liabilities”).
The provisions of this Section 13 shall survive the Closing.
14.    Assignment. Neither Seller shall assign any of its right, title, claim or interest in, to or under this Agreement. Upon written notice to Seller, Buyer may assign to one or more assignees any or all of its rights and obligations under this Agreement (or direct the applicable Seller to directly deed the Land and/or assign all or any part of the Property or direct Seller to convey a certain portion of the Property to an owner assignee and the other portion of the Property to an operator assignee) to any one or more persons or entities; provided, however, that (i) notwithstanding any such assignment, Buyer shall be an affiliate of, or continue to act as the liaison on behalf of, such assignee(s), (ii) such assignee(s) will accept as of the date of the assignment, the assignment and transfer of Buyer’s rights, title and interest in and to the Agreement with respect to the applicable portion of the Property (including, without limitation, any obligation to proceed to and effectuate Closing under this Agreement) assigned to it, (iii) such assignee(s) shall assume and agree to be bound by all of the terms and conditions of this Agreement assigned to it with respect to the portion of the Property assigned to it from and after the date of the assignment, and such assignees will covenant that it will perform and observe all the covenants and conditions relating thereto therein contained on Buyer’s part to be performed and observed which accrue after the date of such assignment, (iv) effective upon the date of such assignment, such assignee(s) shall be directly and primarily liable to Seller for all obligations arising under this Agreement with respect to the portion of the Property assigned to it and the other terms of this Agreement specified herein and (v) absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder until Closing, at which time Buyer (but not such assignee(s)) shall be released from its liabilities hereunder. For the avoidance of doubt, any provisions herein which state that all or any portion of the Property shall be assigned or transferred “to Buyer” shall be deemed to mean “to Buyer or its assignee”. In addition, in the event Buyer directs Seller to convey a certain portion of the Property to an owner assignee and the other portion of the Property to an operator assignee in accordance with Section 14, (a) Buyer’s indemnification obligations shall be allocated as set forth in Section 13.4.2 and (b) the exhibits and schedules attached to this Agreement shall be revised, as appropriate, to reflect such bifurcation.

15.    Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any Party hereto.
16.    Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the Parties. The Parties may waive any of the conditions contained herein or any of the obligations of the other Party hereunder, but any such waiver shall be effective only if in writing and signed by the Party waiving such conditions and obligations.
17.    Attorneys’ Fees. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment.
18.    Entire Agreement; Survival. This Agreement, including all Exhibits and Schedules attached hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the Parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the Parties hereunder and all other provisions of this Agreement shall survive the Closing or earlier termination of this Agreement, except as expressly limited herein.
19.    Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the Parties.
20.    Time Is of the Essence; Calculation of Time Periods. Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the State(s) where the Property is located, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the State(s) where the Property is located. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.
21.    Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other Party in connection with this transaction, and that neither Party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any Party with respect to the transaction contemplated hereby, except that Existing Owner will pay a commission to L.P. & Co. (“Broker”) under the terms of a separate agreement between Existing Owner and Broker. Such commission shall be payable on the Closing Date from the proceeds of the Purchase Price deposited by Buyer. Each Party hereby indemnifies and agrees to hold the other Party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other Party by reason of a breach of the representation and warranty made by such Party in this Section.
22.    Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.
23.    Further Assurances. Each Seller and Buyer will, whenever and as often as it shall be requested to do so by any other Party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement. The provisions of this Section 23 shall survive the Closing.
24.    Exclusivity. Until the Closing Date or the date that this Agreement is terminated, neither Seller shall enter into any contract, or enter into or continue any negotiations, to sell the Property or any portion thereof to any person or entity other than Buyer, nor will either Seller solicit proposals from, or furnish any non-public information to, any person or entity other than Seller’s agents, attorneys and lenders and Buyer regarding the possible sale of the Property.
25.    No Option; Binding Effect. The submission of this Agreement for examination and review does not constitute an option to purchase the Property, an offer to sell the Property or an agreement to purchase and sell. This Agreement shall have no binding effect and will only be effective upon Seller’s and Buyer’s execution and mutual receipt of the others executed version of this Agreement. Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement.
26.    Publicity and Confidentiality. Buyer and Seller each agree that the terms of the transaction contemplated by this Agreement, the identities of Buyer and Seller, and all information made available by one party to the other or in any way relating to the other party’s interest in that transaction, shall be maintained in strict confidence and no disclosure of such information will be made, whether or not the transaction contemplated by this Agreement shall close, except to such attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate that transaction. Buyer and Seller each further agree and covenant as follows:
(a)    Neither Buyer nor Seller shall disclose or authorize the disclosure of the terms of this Agreement or any instruments, documents, or assignments delivered in connection with this Agreement, or the identity of the other party to this Agreement in any public statement, news release, or other announcement or publication; provided neither party shall be liable for the unauthorized disclosure of the mere existence of this Agreement (or the purchase and sale transaction contemplated hereby) by an employee of such party.
(b)    Nothing in this paragraph shall prevent either Buyer or Seller from disclosing or accessing any information otherwise deemed confidential under this paragraph (i) in connection with that party’s enforcement of its rights hereunder; (ii) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement applicable to Buyer or Seller; or (iii) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (iv) to existing or potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party’s rights therein.
27.    No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and executed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
28.    Joint and Several Liability. All entities constituting “Seller” hereunder shall be jointly and severally liable for the faithful performance of the terms and conditions hereof, and of any other document executed in connection herewith, to be performed by either Seller.
29.    Portfolio Transaction. Buyer and Seller acknowledge and agree that an extension of any date or time period under any Other Property Purchase Agreement (including without limitation, the expiration of the applicable due diligence period, title review period or the applicable closing date), shall automatically constitute an extension of the corollary date or time period hereunder. In the event that any Other Property Purchase Agreement is terminated for any reason, Buyer shall have the option to terminate this Agreement and have its Deposit returned.
30.    1031 Exchange. Buyer acknowledges that Existing Owner may engage in a tax-deferred exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, with respect to Existing Owner’s disposition of the applicable Property. As an accommodation to Seller, Buyer agrees to cooperate with Existing Owner in connection with the Exchange, and hereby consents to the assignment of this Agreement to the qualified intermediary, but only on the condition that (i) the Exchange shall not delay Closing, (ii) the consummation or accomplishment of the Exchange shall not be a condition precedent or condition subsequent to Seller’s obligations under this Agreement, (iii) Buyer shall not be required to incur any obligations or liabilities in connection with the Exchange, (iv) Seller shall not be released of its obligations under this Agreement as a result of the Exchange, (v) Seller shall provide notice to Buyer of the Exchange at least ten (10) business days prior to Closing, and (vi) Existing Owner shall reimburse Buyer for Buyer’s reasonable costs and expenses, if any, incurred in connection with the Exchange. Buyer shall have no obligation to execute any documents or to undertake any action by which Buyer would or might incur any liability or obligation not otherwise provided for in the other provisions of this Agreement. Seller shall indemnify and defend Buyer and hold Buyer harmless from and against any and all claims, damages, liabilities, losses, costs and expenses, including, without limitation, attorneys’ fees and costs, arising out of or in any way connected with the Exchange.
31.    Confidentiality. Seller acknowledges that Buyer’s assignee may be an entity that is an affiliate of a Real Estate Investment Trust (“REIT”) and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of the Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, (including the terms of Section 26 of the Agreement), Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
32.    Intentionally Omitted.
33.    REIT Audit. Seller acknowledges that Buyer’s assignee may be, or may be affiliated with, a publicly registered company (“Registered Company”). Seller acknowledges that it has been advised that if Buyer’s assignee is or becomes, or is or becomes affiliated with a Registered Company, that Buyer’s assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) fiscal years prior to the fiscal year in which this Agreement is dated (the “Audited Years”) through the first anniversary of the date of this Agreement (the “stub period”) for the Property. To assist Buyer’s assignee in preparing the SEC Filings, Seller covenants and agrees that it shall provide Buyer’s Assignee with the following (to the extent in such person’s possession): (i) copies of bank statements for the Audited Years and stub period; (ii) operating statements for the Audited Years and stub period; (iii) copies of the general ledger for the Audited Years and stub period; (iv) cash receipts schedule for each month in the Audited Years and stub period; (v) copies of invoices for expenses and capital improvements in the Audited Years and stub period; (vi) accounts payable ledger and accrued expense reconciliations; (vii) check register for the Audited Years and stub period; (viii) copies of all insurance documentation for the Audited Years and stub period; (ix) copies of Accounts Receivable aging as of the end of the Audited Years and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Years and stub period; (x) a signed representation letter in the form attached hereto as Schedule 33A, and (xi) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Schedule 33B. The foregoing shall be subject to compliance with all applicable laws and Buyer’s assignee will be responsible for all of Seller’s costs and expenses associated with the foregoing (including reasonable legal fees, if any). Upon determination by Buyer of its capital partner assignee, it is acknowledged that such assignee may require certain revisions to this Section 33 and/or Schedule 33A and Schedule 33B, and Seller agrees to cooperate with Buyer to amend this Agreement to accommodate such requests, so long as the same do not materially increase the obligations or liability of Seller, it being understood that a request to provide additional information that is readily ascertainable by Seller (and at the expense of Buyer’s assignee) shall not be deemed a material increase in the obligations of Seller.

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SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
EXISTING OWNER:

NAPA SKILLED NURSING CENTER, LLC,
a California limited liability company

By:	/s/ Mounir Kardosh
Name:	Mounir Kardosh
Its:	Managing Member

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
EXISTING OPERATOR:

NAZARETH CLASSIC CARE OF NAPA, INC.,
a California S corporation

By:	/s/ Mounir Kardosh
Name:	Mounir Kardosh
Its:	CEO

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
BUYER:

COLONIAL OAKS SENIOR LIVING HOLDCO, LLC,
a Delaware limited liability company

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Its:	Sole Member

ESCROW HOLDER:
The undersigned Escrow Holder accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Reno Hartfiel
Name:	Reno Hartfiel
Its:	Commercial Counsel

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